Community Distributors, Inc.
(Dollars in thousands, except per share amounts)

Computation of Earnings to Fixed Charges

(UNAUDITED)


Earnings available for fixed           Six              Six
 charges                            Months Ended    Months Ended      Fiscal Year Ended
                                      1/29/95         7/30/95       7/28/96        7/26/97
                                    ------------    ------------    -------        -------
Income before income taxes            $7,461          $2,666         $7,363         $9,779

ADD
Interest Expense                           0           2,946          3,998          3,018
Interest component of rent expense     1,058           1,118          2,624          2,811
                                      ------          ------        -------         ------
Income as adjusted                    $8,519          $6,730        $13,985        $15,608
                                      ------          ------        -------         ------

Fixed Charges

Interest Expense                           0           2,946          3,998          3,018
Interest component of rent expense     1,058           1,118          2,624          2,811
                                      ------          ------        -------         -------
Total Fixed Charges                    1,058          $4,064         $6,622         $5,829
                                      ------          ------        -------         -------
Ratio of earnings to fixed charges      8.05            1.66           2.11           2.68



CDI Group, Inc.

Earnings available for fixed                           Six
 charges                                           Months Ended      Fiscal Year Ended
                                                     7/30/95      7/28/96        7/26/97
                                                   ------------    -------        -------

Income before income taxes                            $2,004         $6,035         $8,211

ADD
Interest Expense                                       2,946          5,326          4,586
Interest component of rent expense                     1,118          2,624          2,811
                                                      ------        -------        -------
Income as adjusted                                    $6,068        $13,985        $15,608
                                                      ------        -------         ------

Fixed Charges

Interest Expense                                       2,946          5,326          4,586
Interest component of rent expense                     1,118          2,624          2,811
                                                      ------        -------         -------
Total Fixed Charges                                   $4,064         $7,950         $7,397
                                                      ------        -------         -------
Ratio of earnings to fixed charges                      1.49           1.76           2.11
